P.D.C. INNOVATIVE INDUSTRIES, INC. ANNOUNCES ITS INTENT TO ISSUE A STOCK DIVIDEND IN GLOBAL MEDICAL MARKETING, INC.

         February 13, 2003 Coral Springs, Florida. P.D.C. Innovative Industries, Inc. ("PDC" or the "Company")(OTCBB: PDCI) announced today that it intends to issue a stock dividend of 5,000,000 shares of the common stock of Global Medical Marketing, Inc. ("Global") (formerly E-Game Network, Inc.) (OTC: GMDM) to PDC's shareholders. Global is a recently formed corporation which plans to engage worldwide in the marketing and sale of products, including the Company's Hypo-Pro 2000 ("Hypo-Pro"), and services primarily in the medical and healthcare fields. No record date has yet been set by PDC for such purpose nor has the ratio for the number of Global shares to PDC shares owned by each PDC shareholder been determined.

         A registration statement relating to these securities has not yet been filed with the Securities and Exchange Commission ("Commission"). These securities, if registered, may not be sold nor may offers to buy be accepted prior to the time the proposed registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of any offer to buy.



         This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance. Such statements are subject to risks and uncertainties and other factors as may be discussed from time to time in the Company's public filings with the Commission and press releases which could cause actual results to differ materially from those discussed in the forward looking statements and from historical results of operations. In addition to statements which explicitly describe such risks and uncertainties, statements with the terms "believes," "belief," "expects," "plans," "anticipates" and similar statements should be considered uncertain and forward-looking.

         Factors that might cause such a difference include, without limitation: continuing severe liquidity constraints; need for additional capital to undertake further required laboratory testing of Hypo-Pro and U.S. Food and Drug Administration ("FDA") application approval process; no assurances of receiving FDA approval of Hypo-Pro, without which the Company's marketing arrangement for Global to market such product may provide little or no benefit to PDC; uncertain ability to meet capital needs; going concern considerations; limited operating history and continuing losses; no revenues from operations; uncertainty of future profitability; dependence on Hypo-Pro market acceptance; uncertain ability to protect patents and proprietary technology and information; competition; need for additional management personnel, and as further set forth in PDC's Form 10-KSB for the year ending December 31, 2001 under the heading "Factors That May Effect Future Operating Results", in its press releases and other reports filed with the Commission.

          The Company does not undertake any obligation to update any of its forward-looking statements.

CONTACT:

P.D.C. Innovative Industries, Inc., Coral Springs
Michael Hiler, 954/341-0092 (Broward)